As filed with the Securities and Exchange Commission on January 12, 2016

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Luxoft Holding, Inc

(Exact name of registrant as specified in its charter)

British Virgin Islands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Gubelstrasse 24 6300 Zug, Switzerland	Not Applicable
(Address of Principal Executive Offices)	(Zip Code)

Luxoft Holding, Inc Amended and Restated 2014 Incentive Compensation Plan

(Full title of the plan)

Luxoft USA, Inc.

100 Wall Street

Suite 503

New York, NY 10005

(Name and address of agent for service)

+ 1 (212) 964-9900

(Telephone number, including area code, of agent for service)

Copies to:

Joshua G. Kiernan

White & Case LLP

1155 Avenue of the Americas

New York, New York 10036

Phone: (212) 819-8200

Fax: (212) 354-8113

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Class A ordinary shares, no par value (“Ordinary Shares”)	568,131	$72.18	$41,007,695.58	$4,129.47

(1)    This registration statement on Form S-8 (this “Registration Statement”) covers the following Ordinary Shares of Luxoft Holding, Inc (the “Registrant” or the “Company”): (i) 152,000 Ordinary Shares that may be issued under the Luxoft Holding, Inc Amended and Restated 2014 Incentive Compensation Plan (the “2014 Plan”) and (ii) Ordinary Shares that were automatically added to the number of Ordinary Shares authorized for issuance under the 2014 Plan, on January 1, 2016, pursuant to an “evergreen” provision contained in the 2014 Plan. Pursuant to the “evergreen” provision, the number of Ordinary Shares available for issuance under the 2014 Plan automatically increases on January 1 of each calendar year during the term of the 2014 Plan, commencing on January 1, 2016, by an amount equal to the lesser of: (i) an amount determined by the Company’s board of directors, if so determined prior to the January 1 of the calendar year in which the increase will occur, (ii) 2% of the total number of Ordinary Shares outstanding on December 31 of the immediately preceding calendar year and (iii) 1,000,000 Ordinary Shares. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional Ordinary Shares which become issuable under the 2014 Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding Ordinary Shares.

(2)    Estimated pursuant to Rules 457(c) and (h) under the Securities Act solely for purposes of calculating the amount of the registration fee, on the basis of the average high and low trading prices of the Registrant’s Ordinary Shares on January 5, 2016 ($73.10 and $71.26), as reported on the New York Stock Exchange, which was $72.18 per share.

EXPLANATORY NOTE

Luxoft Holding, Inc (the “Registrant” or the “Company”) is filing this registration statement on Form S-8 (this “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) to register 568,131 additional Class A ordinary shares, no par value (“Ordinary Shares”), under the Luxoft Holding, Inc Amended and Restated 2014 Incentive Compensation Plan (the “2014 Plan”). On December 2, 2014, the Company filed a registration statement on Form S-8 with the Commission (File No. 333-200679) (the “Prior Registration Statement”) registering 2,300,000 Ordinary Shares issuable under the 2014 Plan. On November 10, 2015, the Company’s board of directors adopted, subject to approval of the Company’s shareholders, and on November 26, 2015, the Company’s shareholders approved, an amendment to the 2014 Plan to (a) increase the number of Ordinary Shares authorized for issuance under the 2014 Plan by 152,000 Ordinary Shares and (b) incorporate an “evergreen” provision providing that the number of Ordinary Shares available for issuance under the 2014 Plan will automatically increase on January 1 of each calendar year during the term of the 2014 Plan, commencing on January 1, 2016, by an amount equal to the lesser of (i) an amount determined by the Company’s board of directors, if so determined prior to the January 1 of the calendar year in which the increase will occur, (ii) 2% of the total number of Ordinary Shares outstanding on December 31 of the immediately preceding calendar year and (iii) 1,000,000 Ordinary Shares.

The purpose of this Registration Statement is for the Registrant to register an additional 568,131 Ordinary Shares issuable under the 2014 Plan.

Pursuant to General Instruction E of Form S-8, this Registration Statement hereby incorporates by reference the contents of the Prior Registration Statement, and the information required by Part II is omitted, except as supplemented by the information set forth below.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.         Plan Information.*

Item 2.         Registrant Information and Employee Plan Annual Information.*

*              The documents containing the information specified in this Part I of Form S-8 (Plan Information and Registration Information and Employee Plan Annual Information) will be sent or given to employees as specified by the Commission pursuant to Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be and are not filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. The Registrant will provide a written statement to participants advising them of the availability without charge, upon written or oral request, of the documents incorporated by reference in Item 3 of Part II hereof and including the statement in the preceding sentence. The written statement to all participants will indicate the availability without charge, upon written or oral request, of other documents required to be delivered pursuant to Rule 428(b), and will include the address and telephone number to which the request is to be directed.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

The following documents filed by the Company are incorporated herein by reference:

(i)            the Company’s annual report on Form 20-F for the fiscal year ended March 31, 2015, as filed with the Commission on July 1, 2015;

(ii)           the GAAP financial information contained in Exhibit 99.1 of the Company’s Current Reports on Form 6-K furnished to the Commission on May 14, 2015, August 13, 2015 and November 12, 2015;

(iii)          the Company’s Current Reports on Form 6-K furnished to the Commission on August 10, 2015, September 10, 2015 and December 9, 2015; and

(iv)          the description of the Company’s Ordinary Shares contained in Item 1 of the registration statement on Form 8-A12B (File No. 001-35976) filed with the Commission on June 20, 2013.

In addition to the foregoing, all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, to the extent specifically designated therein, reports on Form 6-K furnished by the Company to the Commission, in each case, subsequent to the effective date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered under this Registration Statement have been sold, or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing or furnishing of such documents.

Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 8.   Exhibits.

The exhibits listed on the exhibit index at the end of this Registration Statement are included in this Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on this Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 12th day January, 2016.

LUXOFT HOLDING, INC

By:	/s/ DMITRY LOSHCHININ
Name: Dmitry Loshchinin
Title: Chief Executive Officer and President

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Dmitry Loshchinin and Roman Yakushkin, and each of them severally, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title of Capacities	Date
/s/ Dmitry Loshchinin	Chief Executive Officer,	January 12, 2016
Dmitry Loshchinin	President and Director (Principal Executive Officer)

/s/ Roman Yakushkin	Chief Financial Officer	January 12, 2016
Roman Yakushkin	(Principal Financial Officer)

/s/ Esther Dyson	Director	January 12, 2016
Esther Dyson

/s/ Glen Granovsky	Director	January 12, 2016
Glen Granovsky

/s/ Marc Kasher	Director	January 12, 2016
Marc Kasher

/s/ Anatoly Karachinskiy	Director	January 12, 2016
Anatoly Karachinskiy

/s/ Thomas Pickering	Director	January 12, 2016
Thomas Pickering

/s/ Sergey Matsotsky	Director	January 12, 2016
Sergey Matsotsky

/s/ Yulia Yukhadi	Director	January 12, 2016
Yulia Yukhadi

LUXOFT USA, INC.	United States Representative

/s/ Glen Granovsky		January 12, 2016
By: Glen Granovsky
Title: Secretary

EXHIBITS

Exhibit No.	Description

5.1	Opinion of Conyers Dill & Pearman, British Virgin Islands counsel to the Registrant, as to the validity of the Ordinary Shares (including consent)

23.1	Consent of Ernst & Young LLC

23.2	Consent of Conyers Dill & Pearman (included in Exhibit 5.1)

24.1	Power of Attorney (included in the signature page to this Registration Statement)

99.1

Luxoft Holding, Inc Amended and Restated 2014 Incentive Compensation Plan, incorporated by reference to Exhibit 99.2 to the Registrant’s Current Report on Form 6-K furnished to the Commission on November 25, 2015